Exhibit 2

OI S.A. – IN JUDICIAL REORGANIZATION CNPJ/MF No. 76.535.764/0001-43 NIRE 33.30029520-8 PUBLICY-HELD COMPANY

Material Fact

Approval of the conditions of the Capital Increase – New Resources

Arbitration Decision in the arbitration proceeding initiated by Bratel S.À.R.L.

Anatel Prior approval for the Capital Increase – New Resources

Oi S.A. – In Judicial Reorganization (“Oi” or the “Company”), in compliance with article 157, paragraph 4 of Law No. 6,404/76 and in accordance with the provisions set forth in CVM Instruction No. 358/02, and in continuation to the information disclosed in the Material Fact on October 3, 2018, hereby informs its shareholders and the market in general that, on this date, the Board of Directors approved the conditions of the Company’s capital increase, pursuant to the private issuance of new common shares, in accordance with Clause 6 of the Judicial Reorganization Plan (the “Capital Increase – New Resources”).

The Capital Increase – New Resources was approved by the Board of Directors within the authorized capital limit set forth in Oi’s Bylaws and will take place through the issuance of 3,225,806,451 new common shares at a price of R$1.24 per share (the “New Common Shares”) in the amount of R$4,000,000,000 in line with the Judicial Reorganization Plan.

Shareholders who hold common shares of the Company (the “Common Shares”) and/or preferred shares of the Company (the “Preferred Shares”), including the custodian of the Common Shares and Preferred Shares represented by American Depositary Shares (the “ADSs”), will be granted preemptive rights to subscribe for the New Common Shares issued as a result of Capital Increase – New Resources, pursuant to article 171 of Law No. 6,404/76.

Any and all New Common Shares that remain unsubscribed following the exercise of the preemptive rights by holders of the Common Shares and/or Preferred Shares will be subscribed for by the Backstop Investors, subject to the terms and conditions of the Commitment Agreement.

The start of the period to exercise preemptive right is expected to occur after the U.S. Securities and Exchange Commission declares effective the registration statement related to the proposed sale of New Common Shares and ADSs in the preemptive rights offering. Following the effectiveness of the Registration Statement, the Company will publish a Notice to Shareholders informing the dates related to the beginning of the exercise period and the other conditions for the exercise of the preemptive right.

The other conditions of the Capital Increase – New Resources are described in the minutes of the meeting of the Board of Directors that approved the increase, as well as in the material part of Annex 30-XXXII of CVM Instruction No. 552/14, available for download on the Company’s website (www.oi.com.br/ri), on the CVM’S Empresas.NET system (www.cvm.gov.br), and also on the website of B3 S.A. – Brasil, Bolsa, Balcão (www.b3.com.br).

The Company further discloses that today it became aware of a decision rendered by the Supporting Arbitrator in the arbitration proceeding initiated against the Company by its shareholder Bratel S.À.R.L. in the Market Arbitration Chamber, which suspended the effects of the Capital Increase – New Resources until the next decision to be rendered by such Supporting Arbitrator. The Company clarifies that such decision is provisional and may be altered, in whole or in part, and that the Company will present its position with the aim to have the Supporting Arbitrator reconsider the effects of the decision that represent a harm to the continuity of the Judicial Reorganization process of the Company. The Company understands that there the implementation of the Capital Increase – New Resources is proper and that the decision does not affect the validity of the Plan, which remains in effect in accordance with all of its terms. In addition, the Company will take the necessary measures to confirm its understanding, particularly with respect to the limits of the jurisdiction of the Arbitral Court.

In addition, the Company discloses that today it became aware that the members of the Board of Directors of Anatel resolved unanimously to grant the prior approval for the Capital Increase – New Resources. The full Portuguese text of the Order is available and may be accessed at

 https://sei.anatel.gov.br/sei/modulos/pesquisa/md_pesq_documento_consulta_externa.php?eEP-wqk1skrd8hSlk5Z3rN4EVg9uLJqrLYJw_9INcO5jG_J3bVRYVTnb44yBzVD4f_tjFRExUi54jehO0dG5O7AJx8ldEZaH1GL44JDDi80RuTAN0KTlRhP_MyKpOdZz.

The Company will keep its shareholders and the market informed on the development of the subject matter of this Material Fact.

Rio de Janeiro, October 26, 2018.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer

Important Information

The proposed rights offering (the “Rights Offering”) will be made to holders of securities in the United States and elsewhere outside Brazil only by means of a prospectus. A copy of the prospectus, when available, may be obtained from:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers Call: +1 (212) 269-5550

All Others Call: +1 (800) 628-8536

Email: oi@dfking.com

A registration statement relating to the proposed sale of the Common Shares and ADSs in the anticipated Rights Offering has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. The new Common Shares and ADSs may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This Material Fact shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Special Note regarding Forward-looking Statements:

This Material Fact contains forward-looking statements. Statements that are not historical facts, including statements regarding the beliefs and expectations of the Company, business strategies, future synergies and cost savings, future costs and future liquidity, are forward-looking statements. The words “will,” “will be,” “should,” “could,” “may,” “should be,” “could be,” “may be,” “estimates,” “has as an objective,” “targets,” “target,” “goal,” “anticipates,” “believes,” “expects,” “forecasts,” “intends,” “plans,” “predicts,” “foretells,” “projects,” “points to” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, tendencies or results will actually occur. Such statements reflect the current views of management of the Company, and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to the Company or its affiliates, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made. Except as required under the Brazilian or the U.S. federal securities laws or the rules and regulations of the Brazilian Securities Commission (Comissão de Valores Mobiliários) (“CVM”), the SEC or of regulatory authorities in other applicable jurisdictions, the Company and its affiliates do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures the Company makes on related subjects in reports and communications the Company files with the CVM and the SEC.